Exhibit 2

                                                                 EXECUTION COPY


                               EXCHANGE AGREEMENT

         This Exchange Agreement (this "Agreement") is made and entered into as of October 10, 2005, between Global Healthcare Exchange, LLC, a Delaware limited liability company ("GHX"), and VHA Inc., a Delaware corporation (the "Stockholder").

         WHEREAS, concurrently with the execution and delivery of this Agreement, Neoforma, Inc., a Delaware corporation (the "Company"), GHX and Leapfrog Merger Corporation, a Delaware corporation and a wholly owned subsidiary of GHX ("Merger Sub"), are entering into an Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), and GHX and the members of GHX holding that number of membership interests of GHX as is necessary to approve the Formation Agreement Amendment and the LLC Agreement Amendment, as applicable, are entering into the Formation Agreement Amendment and the LLC Agreement Amendment (as such terms are defined in Section 2(b));

         WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of, and has the sole right to vote with respect to the Merger 8,611,217 shares of common stock, par value $0.001 per share, of the Company ("Company Common Stock"); and

         WHEREAS, subject to the conditions set forth herein, immediately prior to the Effective Time, (i) the Stockholder desires to exchange 6,607,027 shares of Company Common Stock ("Shares"), and (ii) GHX desires to issue to the Stockholder, in exchange (the "Exchange") for the Shares, 42,585,609 Class P Membership Units of GHX (the "Exchange Units").

         Capitalized terms used herein and not otherwise defined shall have the respective meanings attributed to them in the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, GHX and the Stockholder hereby agree as follows:

         1. Exchange.

                  (a) Immediately prior to the Closing under the Merger
            Agreement, the Stockholder shall assign, transfer, convey and deliver the Shares to GHX and, in exchange for each such Share, GHX shall issue to the Stockholder 42,585,609 Exchange Units. If, during the period from the date of this Agreement through the time that is immediately prior to the Closing under the Merger Agreement, the outstanding Membership Units (as defined in Annex I to the Formation Agreement) of GHX are changed into a different number or class by reason of any split, division or subdivision of Membership Units, dividend, distribution or capital contribution, reverse split of Membership Units, consolidation of Membership Units, reclassification, recapitalization or other similar transaction, or if a dividend, distribution or additional capital contribution is declared by GHX during such period, or a record date with respect to any such event shall occur during such period, then the foregoing number of Exchange Units shall be adjusted to the extent appropriate to reflect such change or other modification of the Membership Units. If any Shares are held in "street name" by the Stockholder, such Stockholder agrees to arrange for an appropriate transfer thereof to GHX hereunder.

                  (b) In the event that the Exchange is consummated but the
            Merger Agreement is terminated in accordance with its terms, then promptly following such termination, the Stockholder shall assign, transfer, convey and deliver to GHX the number of Exchange Units received by the Stockholder pursuant to clause (a) above and, in exchange therefor, GHX shall assign, transfer, convey and deliver to the Stockholder the Shares exchanged by the Stockholder for such Exchange Units pursuant to clause (a) above.

         2. Exchange Closing.

                  (a) The closing of the transactions contemplated by this
            Agreement (the "Exchange Closing") shall take place at the offices of Fenwick & West LLP, 275 Battery Street, San Francisco, California, (or such other location as the parties hereto shall agree to) immediately prior to the Closing under the Merger Agreement.

                  (b) At the Exchange Closing, the Stockholder will deliver to
            GHX (i) stock certificates duly endorsed for transfer to GHX, accompanied by stock powers duly endorsed in blank, representing the number of Shares subject to the Exchange and (ii) an Accession Agreement (the "Accession Agreement") in the form attached as Schedule A hereto to the Third Amended and Restated Formation Agreement of GHX (the "Formation Agreement"), as amended by Amendment No. 1 thereto in the form attached as Schedule B hereto (the "Formation Agreement Amendment" and the Formation Agreement as amended by the Formation Agreement Amendment, the "Revised Formation Agreement"), and the Fifth Amended and Restated Limited Liability Company Agreement of GHX (the "LLC Agreement"), as amended by Amendment No. 1 thereto in the form attached as Schedule C hereto (the "LLC Agreement Amendment" and the LLC Agreement as amended by the LLC Agreement Amendment, the "Revised LLC Agreement"), duly executed by the Stockholder. At the Exchange Closing, GHX will (i) issue the Exchange Units to the Stockholder and (ii) deliver to the Stockholder the Accession Agreement duly executed by GHX and the Formation Agreement Amendment and the LLC Agreement Amendment duly executed by GHX and members of GHX holding that number of membership interests of GHX as is necessary to approve the Formation Agreement Amendment and the LLC Agreement Amendment, as applicable.

         3. Representations and Warranties of the Stockholder. The Stockholder represents and warrants as follows:

                  (a) Corporate Form. The Stockholder is a corporation duly
            organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Corporate Authority, etc. The Stockholder has (and,
            immediately prior to the Exchange Closing, will have) all requisite corporate power and authority to enter into this Agreement, the Revised Formation Agreement, the Revised LLC Agreement and the Accession Agreement and to perform all of its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby.

                  (c) Actions Authorized. The Stockholder has taken all
            corporate actions necessary to authorize it to enter into and to perform this Agreement, the Revised Formation Agreement, the Revised LLC Agreement and the Accession Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and upon the execution thereof, the Accession Agreement will have been duly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery hereof and thereof by GHX, each such agreement constitutes a legal, valid and binding obligation of the Stockholder enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (d) Ownership of Shares. The Stockholder is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of, the number of Shares set forth in the recitals hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), except as may exist by reason of this Agreement, the Significant Stockholder Voting Agreement, the First Purchase Agreement or the Second Purchase Agreement (as such terms are defined in the Significant Stockholder Voting Agreement) (except as otherwise permitted by the Waiver, dated as of the date hereof, among the Stockholder, University HealthSystem Consortium and the Company (the "Company Waiver")), or pursuant to applicable law. Except as provided for in this Agreement, the Significant Stockholder Voting Agreement and the Merger Agreement, there are no outstanding options or other rights to acquire from the Stockholder, or obligations of the Stockholder to sell or to dispose of, any Shares.

                  (e) No Agreements. Except for this Agreement, the Significant
            Stockholder Voting Agreement and the First Purchase Agreement and the Second Purchase Agreement (subject to the Company Waiver), the Stockholder has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other party with respect to the Shares, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition thereof or any interest therein or the voting of any such shares.

                  (f) No Conflict. Neither the execution and delivery of this
            Agreement, the Formation Agreement Amendment, the LLC Agreement Amendment or the Accession Agreement, the consummation of the transactions contemplated hereby or thereby, nor the performance of the Stockholder's obligations hereunder or thereunder will (i) result in a violation or breach of in any material respect, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which the Stockholder is a party, or result in the creation of a security interest, lien, charge, encumbrance or claim with respect to the Stockholder's Shares, (ii) require any material consent, authorization or approval of any Person or (iii) violate or conflict with any writ, injunction or decree applicable to the Stockholder, the Stockholder's Shares or the Exchange Units.

                  (g) Securities Laws Matters; Investor Awareness. The
            Stockholder acknowledges that it has read the Formation Agreement, the Formation Agreement Amendment, the LLC Agreement and the LLC Agreement Amendment and understands that such documents contain (a) substantial restrictions that prohibit transfers of Exchange Units except in limited circumstances and (b) prohibitions on GHX's ability to distribute profits or make other distributions or payments to its members except in limited circumstances. In addition, the Stockholder acknowledges receipt of advice from GHX that (i) the Exchange Units have not been registered under the Securities Act of 1933 (the "Act") or qualified under any state securities or "blue sky" or non U.S. securities laws, (ii) there is no public market for the Exchange Units and it is not anticipated that there will be, (iii) the Exchange Units must be held indefinitely and the Stockholder must continue to bear the economic risk of the investment in the Exchange Units unless such Exchange Units are subsequently registered under the Act and such state or non U.S. securities laws or an exemption from such registration is available, (iv) Rule 144 promulgated under the Act ("Rule 144") is not presently available with respect to sales of any Exchange Units and GHX has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future,
            (v) when and if the Exchange Units may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, and (vi) if the exemption afforded by Rule 144 is not available, public sale of the Exchange Units without registration will require the availability of an exemption under the Act.

                  (h) Accredited Investor. The Stockholder is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act.

                  (i) Stockholder's Experience. (i) The Stockholder's financial situation is such that the Stockholder can afford to bear the economic risk of holding the Exchange Units for an indefinite period of time, (ii) the Stockholder can afford to suffer complete loss of its investment in the Exchange Units, and (iii) the Stockholder's knowledge and experience in financial and business matters are such that the Stockholder is capable of evaluating the merits and risks of the Stockholder's investment in the Exchange Units.

                  (j) Investigation. In entering into this Agreement,
            Stockholder has relied solely upon its own investigation and analysis, and Stockholder acknowledges that, except for the specific representations and warranties of GHX contained in this Agreement, neither GHX nor any of its Affiliates, Associates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or otherwise made available to Stockholder or any of its Affiliates, Associates, agents or representatives.

                  (k) Investment Intent. The Stockholder is acquiring the
            Exchange Units solely for the Stockholder's own account for investment and not with a view to or for sale in connection with any distribution thereof. The Stockholder agrees that the Stockholder will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Exchange Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Exchange Units), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder,
            (ii) applicable state and non-U.S. securities or "blue sky" laws and (iii) the provisions of this Agreement, the Revised LLC Agreement and the Revised Formation Agreement.

         4. Representations and Warranties of GHX. GHX represents and warrants to the Stockholder as follows, except as set forth in and subject to: (a) the exceptions and disclosures set forth in the part or subpart of the GHX Disclosure Schedule corresponding to the particular Section or subsection in this Section 4 in which such representation and warranty appears; (b) any exceptions or disclosures cross-referenced to another part or subpart of the GHX Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the GHX Disclosure Schedule to the extent it is reasonably apparent that such exception or disclosure qualifies such other representation or warranty:

                  (a) Subsidiaries; Due Organization. (i) GHX has no
            Subsidiaries other than as set forth in Part 4(a) of the GHX Disclosure Schedule. All of the capital stock and other equity interests in such Subsidiaries are owned by GHX, free and clear of all Encumbrances. GHX has not agreed and is not obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

                           (ii) GHX is a limited liability company duly
                  organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority: (A) to conduct its business in the manner in which its business is currently being conducted; (B) to own or lease and use its assets in the manner in which its assets are currently owned or leased and used; and (C) to perform its obligations under all Contracts by which it or any of its Subsidiaries is bound and which is material to GHX and its Subsidiaries, taken as a whole. GHX has provided Stockholder with true, correct and complete copies of the LLC Agreement and the Formation Agreement.

                           (iii) GHX (in jurisdictions that recognize the
                  following concepts) is qualified to do business as a foreign limited liability company, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Material Adverse Effect.

                  (b) Limited Liability Company Authority, etc. GHX has (and,
            immediately prior to the Exchange Closing, will have) all requisite limited liability company right, power and authority to enter into this Agreement, the Formation Agreement Amendment, the LLC Agreement Amendment and the Accession Agreement and to perform all of its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby and GHX has all requisite limited liability company right, power and authority to issue the Exchange Units to the Stockholder as contemplated hereby.

                  (c) Actions Authorized. GHX has taken all limited liability company actions necessary to authorize it to enter into and to perform this Agreement, the Formation Agreement Amendment, the LLC Agreement Amendment and the Accession Agreement and to consummate the transactions contemplated hereby and thereby. All requisite approvals of the owners of the outstanding Membership Units of GHX necessary under the Formation Agreement and the LLC Agreement (i) to approve the Exchange, the Formation Agreement Amendment, the LLC Agreement Amendment and the Accession Agreement and (ii) to admit the Stockholder as a member of GHX have been obtained. Each of this Agreement, the Formation Agreement Amendment and the LLC Agreement Amendment have been, and upon the execution thereof, the Accession Agreement will have been duly executed and delivered by GHX and, assuming due authorization, execution and delivery hereof and thereof by the Stockholder and the other parties thereto, as applicable, constitutes a legal, valid and binding obligation of GHX enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (d) Consents. Except: (A) for the filings, registrations or qualifications (i) that may be required under Regulation D under the Securities Act or (ii) that may be required under the state securities laws or "blue sky" laws of any state of the United States of America that may be required to be made or obtained, all of which GHX will comply with within the time limits specified therein; (B) as required under the LLC Agreement and the Formation Agreement; and (C) as would not reasonably be expected to have a Material Adverse Effect, GHX is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (1) the execution, delivery or performance of this Agreement, the Formation Agreement Amendment, the LLC Agreement Amendment or the Accession Agreement by GHX; or (2) the consummation of the Exchange.

                  (e) Non-Contravention. Assuming compliance with the
            applicable provisions of the Securities Act, the Exchange Act, the DGCL and state securities or "blue sky" laws, except as set forth in Part 4(e) of the GHX Disclosure Schedule, neither (1) the execution and delivery of this Agreement, the Formation Agreement Amendment, the LLC Agreement Amendment or the Accession Agreement by GHX, nor (2) the consummation of the Exchange, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

                        (i) contravene, conflict with or result in a violation
                of any of the provisions of the Certificate of Formation of GHX, the Formation Agreement or the LLC Agreement;

                        (ii) contravene, conflict with or result in a violation
                of, any Legal Requirement or any Order to which GHX or any of its material assets is subject;

                        (iii) contravene, conflict with or result in a
                violation, a material breach or a default of, or forfeiture of any rights under, any of the terms or requirements of any Governmental Authorization that is held by GHX or that otherwise relates to the business of GHX as currently conducted;

                        (iv) contravene, conflict with or result in a violation
                or breach of in any material respect, or result in a default under, any provision of any GHX Significant Contract (as defined in Section 4(k)), or give any Person the right to: (i) declare a default or exercise any remedy under any such GHX Significant Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such GHX Significant Contract; (iii) accelerate the maturity or performance of any such GHX Significant Contract; or (iv) cancel, terminate or modify any right, benefit, obligation or other term of such GHX Significant Contract; or

                        (v) result in the imposition or creation of any
                Encumbrance upon or with respect to any asset owned or used by GHX,

            except, in the case of clauses "(ii)," "(iii)" and "(v)" of this sentence, as would not reasonably be expected to have a Material Adverse Effect.

                  (f) Capitalization. Assuming the consummation of the
            transactions contemplated hereby, by the Merger Agreement and by the exchange agreement entered or to be entered into between GHX and University HealthSystem Consortium (the "Other Exchange Agreement"), immediately following the consummation of the transactions contemplated hereby, by the Merger Agreement and by the Other Exchange Agreement, the outstanding membership interests of GHX will be as set forth on Schedule D hereto. Schedule E hereto reflects the membership interests of GHX on Schedule D, as adjusted to reflect the exercise of any warrants, options, or other securities that will be outstanding as of the Effective Time and the proposed issuance of any Membership Interests during the period from the date hereof until the Effective Time set forth in Part 4(h) of the GHX Disclosure Schedule. As of the date hereof (i) there are 313,229,103 Membership Interests (as defined in the LLC Agreement) outstanding, (ii) pursuant to Section 3.5(b) of the LLC Agreement, there are and will be issuable, immediately upon the closing of an IPO (as defined in the LLC Agreement) of (x) GHX or
            (y) upon conversion of GHX to corporate form, a successor to GHX (and under no other circumstance), warrants entitling the holders to acquire in the aggregate up to 21,720,685 Membership Interests (subject to adjustment) and (iii) pursuant to that certain Warrant, dated September 26, 2000, issued by GHX to CMI Warrant Holding Company, LLC (the "CMI Warrant"), there are and will be issuable, on the first Business Day (as defined in the CMI Warrant) after the closing of an IPO (as defined in the CMI Warrant) of (x) GHX or (y) upon a conversion of GHX to a corporate form, a successor to GHX (and under no other circumstance), warrants entitling the holders to acquire in the aggregate up to 28,580,276 Membership Interests (subject to adjustment). Except as set forth in this Section 4(f) or in Part 4(f) of the GHX Disclosure Schedule, or as otherwise contemplated by this Agreement, GHX has not reserved any Membership Interests for issuance under any option plans and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments obligating GHX to issue, sell, deliver or transfer any Membership Interests. Other than the LLC Agreement, the CMI Warrant, the Other Exchange Agreement and this Agreement, there are no agreements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption, restricting the transfer of, or the declaration of payments of distributions on, any Membership Interests. All of the outstanding Membership Interests have been duly authorized and validly issued, are fully paid. Except as set forth in this Section 4(f), in the LLC Agreement or in the Formation Agreement, (i) none of the outstanding Membership Interests is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right, (ii) none of the outstanding Membership Interests is subject to any right of first refusal in favor of GHX and (iii) GHX is under no obligation, nor is it bound by any Contract to repurchase, redeem or otherwise acquire any outstanding Membership Interests or other securities of GHX.

                  (g) Financial Statements. (i) GHX has provided to the
            Stockholder (A) the unaudited consolidated balance sheet of GHX as of June 30, 2005 (the "GHX Balance Sheet"), and the related unaudited consolidated statements of income and cash flow for the six months then ended, and (B) the audited consolidated balance sheets of GHX as of December 31, 2004 and December 31, 2003 and the related audited consolidated statements of income, stockholder's equity and cash flows for the years then ended, and the notes to such financial statements (collectively, the "GHX Financial Statements").

                  (ii) Except as set forth in Part 4(g) of the GHX Disclosure
            Schedule, the GHX Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as otherwise indicated therein, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position of GHX and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of GHX and its Subsidiaries for the periods covered thereby.

                  (iii) Except as set forth in Part 4(g) of the GHX Disclosure
            Schedule and for those liabilities that are reflected or reserved against on the GHX Balance Sheet (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005, since such date, neither GHX nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

                  (h) Absence of Changes. Except as set forth in Part 4(h) of the GHX Disclosure Schedule, since June 30, 2005, GHX and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and, without limiting the generality of the foregoing:

                  (i) there has not been any Material Adverse Effect;

                  (ii) GHX has not declared, accrued, set aside or paid any
            dividend or made any other distribution in respect of any Membership Interests or repurchased, redeemed or otherwise reacquired any Membership Interests or other securities of GHX;

                  (iii) except as set forth herein, in the LLC Agreement, in the Formation Agreement and in the Other Exchange Agreement, GHX has not sold, issued, granted, pledged or otherwise encumbered or authorized the sale, issuance, grant, pledge or encumbrance of any Membership Interest or other security of GHX, any option, call, warrant or right to acquire any Membership Interests or other security of GHX, or any instrument convertible into or exercisable or exchangeable for any Membership Interests or other security of GHX.

                  (iv) neither GHX nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other material indebtedness;

                  (v) neither GHX nor any of its Subsidiaries has made any
            pledge of any of its material assets or permitted any of its material assets to become subject to any Encumbrances;

                  (vi) neither GHX nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP;

                  (vii) neither GHX nor any of its Subsidiaries has (1) made or changed any material Tax election, (2) entered into any settlement or compromise of any material Tax liability or (3) surrendered any right to claim a material Tax refund;

                  (viii) neither GHX nor any of its Subsidiaries has prepared or filed any material Tax Return materially inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar material Tax Returns in prior periods;

                  (ix) neither GHX nor any of its Subsidiaries has settled or compromised any pending or threatened material suit, action, claim, arbitration, mediation, inquiry, Legal Proceeding or investigation of or against GHX or any Subsidiary of GHX, unless in connection with such settlements or compromises (A) there was no finding or admission of any violation of any Legal Requirement or the rights of any Person and (B) the sole relief provided was monetary damages not in excess of $100,000 in the aggregate;

                  (x) other than the Financing, neither GHX nor any of its
            Subsidiaries has incurred, guaranteed, assumed or otherwise become responsible for any indebtedness in excess of $100,000 in the aggregate; and

                  (xi) neither GHX nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses "(ii)" through "(x)" above.

                  (i) Title to Assets. GHX owns, and has good and valid title to, all material assets purported to be owned by it, including all material assets reflected on the GHX Balance Sheet (except for assets sold or otherwise disposed of since the date of the GHX Balance Sheet). Except as set forth in Part 4(i) of the GHX Disclosure Schedule, all of said assets are owned by GHX free and clear of any Encumbrances. GHX or its Subsidiaries are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the GHX Balance Sheet (it being understood that the representations and warranties contained in this Section 4(i) do not apply to ownership of, or Encumbrances with respect to, Intellectual Property Rights, which matters are addressed solely in the representations and warranties set forth in
            Section 4(j)). Except as would not be material to GHX and its Subsidiaries as a whole, the assets owned, licensed or leased by GHX or its Subsidiaries constitute all the assets used in the business of GHX and its Subsidiaries (including all books, records, computers and computer programs and data processing systems), are in good condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are used in the operation of the business of GHX and its Subsidiaries.

                  (j) Intellectual Property. (i) (I) GHX owns and has sole and exclusive right to use each material item of GHX Owned IP free and clear of any Encumbrances, except (y) non-exclusive licenses granted by GHX in connection with the sale or license of GHX Products in the ordinary course of business and (z) as would not reasonably be expected to materially interfere with the use of such GHX Owned IP as used in the ordinary course of business; (II) with respect to GHX IP that is not GHX Owned IP, GHX and its Subsidiaries have all necessary rights to use such GHX IP in their business. Without limiting the generality of the foregoing, to the knowledge of GHX, GHX owns or otherwise has, and immediately after the Exchange Closing will continue to have, all Intellectual Property Rights needed to conduct the business of GHX and its Subsidiaries as presently conducted in all material respects.

                  (ii) All GHX Registered IP (except where GHX has elected not to maintain or continue the prosecution or registration of any GHX Registered IP) is subsisting and, to the knowledge of GHX, is valid and enforceable.

                  (iii) Neither the execution, delivery or performance of this
            Agreement nor the consummation of the Exchange would reasonably be expected to, with or without notice or the lapse of time, and as a result of any Contract to which any of GHX or any of its Subsidiaries is a party or otherwise bound, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any GHX IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the GHX IP, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

                  (iv) To the knowledge of GHX, no Person has infringed,
            misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any GHX Owned IP except as would not be material to GHX.

                  (v) To the knowledge of GHX, neither GHX nor any of its
            Subsidiaries has infringed, misappropriated or otherwise violated in any material respect any Intellectual Property Right of any other Person, except as would not be material to GHX and its Subsidiaries as a whole.

                  (k) Contracts. Part 4(k) of the GHX Disclosure Schedule sets forth a list of each Contract that constitutes a GHX Significant Contract as of the date of this Agreement. For purposes hereof, each of the following shall constitute a "GHX Significant Contract": (i) each Contract containing any non-compete provision that restricts GHX or any of its Subsidiaries, (ii) the Formation Agreement and all amendments thereto, (iii) the LLC Agreement and all amendments thereto, (iv) each Contract relating to the issuance of any equity securities of the Company, (v) each Affiliated Party Contract (as defined below), (vi) each Contract involving payments of $250,000 or more per annum to or by GHX or any of its Subsidiaries (other than ordinary course purchase and supply Contracts) and (vii) each other Contract that is material to GHX and its Subsidiaries, taken as a whole. The Formation Agreement and the LLC Agreement are valid and binding obligations of GHX and each GHX Significant Contract is, to the knowledge of GHX, valid and binding upon the other parties thereto and is in full force and effect in all material respects. Except as set forth in Part 4(k) of the GHX Disclosure Schedule, as of the date of this Agreement:
            (i) GHX has not materially violated or materially breached, or committed any default under, any GHX Significant Contract; (ii) to the knowledge of GHX, no other Person has materially violated or materially breached, or committed any default under, any GHX Significant Contract; (iii) to the knowledge of GHX, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to:
            (A) result in a material violation or material breach of any of the provisions of any GHX Significant Contract; (B) give any Person the right to declare a default under any GHX Significant Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or any additional material rights under any GHX Significant Contract; (D) give any Person the right to accelerate the maturity or performance of any GHX Significant Contract; or (E) give any Person the right to cancel, terminate or modify in any material respect any GHX Significant Contract; and (iv) since January 1, 2004, GHX has not received any written notice regarding any actual or possible material violation or material breach of, or default under, any GHX Significant Contract. For purposes of this Agreement, each Contract, arrangement or understanding that is currently in effect to which GHX (or any of GHX's Subsidiaries) and any member of GHX (or any of such member's Affiliates) is a party or is otherwise bound is referred to as an "Affiliated Party Contract".

                  (l) Taxes. (i) Each of the material Tax Returns required to be filed by or on behalf of GHX or any Subsidiary of GHX with any Governmental Body: (w) has been filed on or before the applicable due date (including any extensions of such due date); (x) has been prepared in all material respects in compliance with all applicable Legal Requirements and (y) when filed, was complete and accurate in all material respects and disclosed all Taxes required to be paid by GHX or any Subsidiary of GHX for the periods covered thereby; and (z) to the extent related to income Taxes, has been examined by the appropriate Governmental Body or the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired. All material Taxes (whether or not shown on any Tax Return) owed by GHX or any Subsidiary of GHX have been timely paid.

                  (ii) The GHX Financial Statements accrue all liabilities for all material Taxes of GHX or any Subsidiary of GHX with respect to all periods through the date thereof in accordance with GAAP, and no liabilities for material Taxes have been incurred since the date of the GHX Financial Statements other than in the operation of the business of GHX or such Subsidiary in the ordinary course of business. GHX has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all material Taxes of GHX or any Subsidiary of GHX since the date of the GHX Financial Statements.

                  (iii) Except as set forth in Part 4(l) of the GHX Disclosure
            Schedule, (A) to the knowledge of GHX, no Tax Return of GHX or any Subsidiary of GHX is currently subject to an audit by any Governmental Body, (B) no extension or waiver of the limitation period applicable to any Tax Return of GHX or any Subsidiary of GHX has been granted by GHX or any Subsidiary of GHX, and (C) no such extension or waiver has been requested from GHX or any Subsidiary of GHX, except, in the case of clauses (A) through (C) of this sentence, as would not reasonably be expected to have a Material Adverse Effect.

                  (iv) There are no material Contracts relating to allocating or sharing of Taxes to which GHX or any Subsidiary of GHX is a party. Neither GHX nor any Subsidiary of GHX (y) is currently under any contractual obligation to indemnify any Person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) or (z) is a party to any material Contract providing for payments by GHX or any Subsidiary of GHX with respect to any amount of Taxes of any other Person.

                           (v) All material Taxes which GHX or any Subsidiary
                  of GHX are required by law to withhold or to collect for payment have been duly withheld and collected and have either been paid or accrued, reserved against and entered on the books of GHX.

                           (vi) Neither GHX nor any Subsidiary of GHX has
                  participated in any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has identified (by notice, regulation, other form of published guidance or otherwise) as a "listed transaction" pursuant to Treasury Regulation ss. 1.6011-4(b)(2).

                  (m) No Violation, Litigation or Regulatory Action. Except as
            set forth in Part 4(m) of the GHX Disclosure Schedule or with respect to matters which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, GHX is in compliance with all applicable Legal Requirements. Since January 1, 2004, GHX has not received any written notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any material Legal Requirement.

                  (n) Legal Proceedings; Orders. Except as set forth in Part
            4(n) of the GHX Disclosure Schedule, (i) there is no pending Legal Proceeding to which GHX or its Subsidiaries is a party or, to the knowledge of GHX, to which any other Person is a party, and (ii) to the knowledge of GHX, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding to which GHX or its Subsidiaries is a party or was so threatened to become a party or, to the knowledge of GHX, to which any other Person is a party or was so threatened to become a party, in each case, that would reasonably be expected to have a Material Adverse Effect. There is no Order to which GHX, or any of the material assets owned or used by GHX, is subject, except as would not reasonably be expected to have a Material Adverse Effect.

                  (o) Valid Shares. The issuance of the Class P Membership
            Units in connection herewith has been duly authorized on behalf of GHX and such units, when issued pursuant to this Agreement, will be duly and validly issued and outstanding, fully paid, and issued in accordance with the registration or qualification provisions of any relevant state securities laws, or pursuant to valid exemptions therefrom. Such issuance is not subject to preemptive rights or rights of first refusal or similar rights except as have been waived.

                  (p) Certain Business Practices. Neither GHX nor, to the
            knowledge of GHX, any Representative of GHX with respect to any matter relating to GHX or its Subsidiaries, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder.

                  (q) Governmental Authorizations. GHX holds all Governmental
            Authorizations necessary to enable GHX to conduct its business substantially in the manner in which its business is currently being conducted, except for such Governmental Authorizations as to which the failure to so hold would not, in the aggregate, have a Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect, except as would not, in the aggregate, have a Material Adverse Effect. Since January 1, 2004, GHX has not received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. To the knowledge of GHX, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization that would affect in any material respect the ability of GHX to conduct business as currently conducted. GHX is in compliance in all material respects with all of the terms and requirements of each grant, incentive or subsidy provided or made available to or for the benefit of GHX by any U.S. federal, state or local Governmental Body or any foreign Governmental Body or otherwise. Neither the execution or delivery of this Agreement, nor the consummation of the Exchange, with or without notice or lapse of time, gives any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any such grant, incentive or subsidy, the effect of which would reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

         5. Covenants.

                  (a) Pre-Closing Period. (i) Between the date hereof and the date on which the Exchange Closing occurs (the "Pre-Closing Period"), neither GHX nor any of its Subsidiaries shall (without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld or delayed) enter into any Business Acquisition if such Business Acquisition would be reasonably likely to (A) result in a material delay of the termination or expiration of any waiting period applicable to the Merger under the HSR Act or
            (B) materially increase the likelihood of the institution of an injunction of the Merger under any Antitrust Law.

                    (ii) During the Pre-Closing Period, (A) each of GHX and the
            Stockholder shall promptly notify the other in writing after learning of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
            Section 6(a) or 6(b), respectively, impossible or unlikely and (B) GHX shall promptly notify Stockholder in writing after learning of any event, condition, fact or circumstance that would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of GHX and the Stockholder shall promptly advise the other in writing of any material Legal Proceeding or material claim threatened in writing, commenced or asserted against or with respect to GHX, the Merger or the Exchange. No notification given to the Stockholder or GHX pursuant to this Section 5(a)(ii) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of GHX or the Stockholder, respectively, contained in this Agreement.

                  (b) Access and Investigation. During the Pre-Closing Period,
            GHX shall (and shall cause its Subsidiaries to): (a) provide the Stockholder and the Stockholder's Representatives with reasonable access during normal business hours, upon reasonable notice to GHX, to GHX's and its Subsidiaries' personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to GHX or its Subsidiaries; and
            (b) provide or make available to the Stockholder and the Stockholder's Representatives such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to GHX or its Subsidiaries as the Stockholder may reasonably request. Without limiting the generality of any of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, GHX and the Stockholder shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of GHX or the Stockholder, as applicable, in connection with the Merger or any of the other Contemplated Transactions. The foregoing shall not require GHX to permit any inspection, or to disclose any information, that in the reasonable judgment of GHX could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of GHX with respect to confidentiality if GHX shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege so long as GHX has taken reasonable steps to permit inspection of or to disclose information described in this clause (ii) on a basis that does not compromise GHX's privilege with respect thereto or (iii) the violation of any applicable Legal Requirement. The parties shall seek in good faith appropriate substitute disclosure arrangements under circumstances in which the immediately preceding sentence applies. No investigation by the Stockholder shall limit or otherwise affect any of the representations, warranties, covenants or obligations of GHX contained in this Agreement.

                  (c) Operations Prior to the Exchange Closing. Except as set
            forth in Part 5(c) of the GHX Disclosure Schedule or as expressly contemplated or permitted by this Agreement or the Merger Agreement, during the Pre-Closing Period, GHX shall, in all material respects, conduct its business and operations in the ordinary course and in accordance with past practices and GHX shall use its commercially reasonable efforts to preserve substantially intact the business organization of GHX and its Subsidiaries and maintain its existing relationships and goodwill with material customers, suppliers, distributors, creditors, lessors, lessees, employees and business associates. Without limiting the generality of the foregoing sentence, except as set forth in Part 5(c) of the GHX Disclosure Schedule or as expressly contemplated or permitted by this Agreement or the Merger Agreement, during the Pre-Closing Period, GHX shall not, and shall not permit any of its Subsidiaries to (without the prior written consent of the Stockholder, which consent shall not be unreasonably withheld or delayed):

                                 (i) (A) declare, accrue, set aside or pay
                  any dividend or make any other distribution in respect of any Membership Units or shares of capital stock, except for dividends by a wholly-owned Subsidiary of GHX, or (B) repurchase, redeem or otherwise reacquire any Membership Units or shares of capital stock or other securities;

                                 (ii) sell, issue, grant, pledge or
                  otherwise encumber or authorize the sale, issuance, grant, pledge or encumbrance of: (A) any Membership Units, capital stock or other security; (B) any option, call, warrant or right to acquire any Membership Units, capital stock or other security; or (C) any instrument convertible into or exercisable or exchangeable for any Membership Units, capital stock or other security;

                                 (iii) amend or permit the adoption of any
                  amendment to the Certificate of Formation of GHX, the Formation Agreement or the LLC Agreement;

                                 (iv) other than in the ordinary course of
                  business and consistent with past practices or as required by concurrent changes in GAAP, change any of its methods of accounting or accounting practices in any material respect;

                                 (v) (A) make or change any material Tax
                  election, (B) enter into any settlement or compromise of any material Tax liability or (C) surrender any right to claim a material Tax refund;

                                 (vi) prepare or file any Tax Return
                  materially inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is materially inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

                                 (vii) agree or commit to take any of the
                  actions described in clauses "(i)" through "(vi)" of this
                  Section 5(c).

                  (d) Confidentiality; Disclosure. The parties hereto
            acknowledge that they and the other parties thereto have previously entered into that certain confidentiality agreement, dated as of June 6, 2005, among GHX, the Stockholder, University HealthSystem Consortium, Novation, LLC and Healthcare Purchasing Partners International, LLC (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms. The initial press release issued by the Stockholder and GHX concerning this Agreement shall be a joint press release and thereafter the Stockholder and GHX shall consult with each other before issuing any press release or otherwise making any public statement regarding this Agreement, except as may be required by applicable Legal Requirements.

                  (e) Expenses. Except as set forth in Section 7(j), all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger and the Exchange are consummated.

                  (f) Regulatory Approvals and Related Matters. Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, the Stockholder and GHX shall consult with the other party prior to taking a position with respect to any filing required under Section 5.6(a) of the Merger Agreement, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of GHX in connection with any investigations or proceedings in connection with this Agreement, the Merger Agreement or the Contemplated Transactions, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by GHX with any Governmental Body in connection with this Agreement, the Merger Agreement or the Contemplated Transactions; provided that with respect to any such filing, presentation or submission, each of the Stockholder and GHX need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or to the extent required by any existing confidentiality or non-disclosure agreement. GHX will notify the Stockholder promptly upon the receipt of: (i) any comments from any officials of any Governmental Body in connection with any filings made pursuant hereto or pursuant to the Merger Agreement, and (ii) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a) of the Merger Agreement, GHX will promptly inform the Stockholder of such occurrence and the Stockholder and GHX will cooperate with respect to the filing by GHX with the applicable Governmental Body of such amendment or supplement.

                  (g) Voting of Shares. GHX agrees that it shall not exercise the power to vote with respect to any Shares during any period of time between the Exchange Closing and the Effective Time (as defined in the Merger Agreement).

         6. Conditions Precedent.

                  (a) The obligations of the Stockholder to consummate the
            transactions contemplated hereby are subject to the following conditions:

                  (i) The representations and warranties of GHX contained in
            Section 4(f) shall be true and correct with respect to those matters that are qualified by Material Adverse Effect or other materiality standard and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case on the date hereof and as of the Exchange Closing as though made on and as of the Exchange Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date). The representations and warranties of GHX set forth in Section 4 of this Agreement other than those listed in the immediately preceding sentence shall be true and correct, without giving effect to any Material Adverse Effect or other materiality qualifier within such representations and warranties, on the date hereof and as of the Exchange Closing as though made on and as of the Exchange Closing (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect;

                  (ii) All of the covenants and obligations in this Agreement that GHX is required to comply with or to perform at or prior to the Exchange Closing shall have been complied with and performed in all material respects;

                  (iii) The Stockholder shall have received a certificate
            executed by the Chief Executive Officer and Chief Financial Officer of GHX, in their capacities as such, confirming that the conditions set forth in Sections 6(a)(i) and 6(a)(ii) have been satisfied;

                  (iv) The Company, Parent or Merger Sub shall have received the proceeds of the Financing on the terms set forth in the Commitment Letter, or shall have otherwise obtained the financing required in order for GHX and Merger Sub to fulfill its obligations under the Merger Agreement;

                  (v) Each Affiliated Party Contract listed on Part 6(a)(v) of the GHX Disclosure Schedule shall have been extended for the period set forth on such part of the GHX Disclosure Schedule and, except as set forth on such part of the GHX Disclosure Schedule, GHX shall have provided to the Stockholder accurate and complete copies of the amendment or other agreement that shall have made such extension effective; and

                  (vi) All of the conditions set forth in Sections 6 and 7 of the Merger Agreement (except for Section 6.8) shall have been satisfied or waived by the party entitled to waive such condition.

                  (b) The obligations of GHX to consummate the transactions
            contemplated hereby are subject to the following conditions:

                  (i) The representations and warranties of the Stockholder
            contained in Section 3 shall be true and correct in all material respects, in each case on the date hereof and as of the Exchange Closing as though made on and as of the Exchange Closing (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date);

                  (ii) All of the covenants and obligations in this Agreement that the Stockholder is required to comply with or to perform at or prior to the Exchange Closing shall have been complied with and performed in all material respects;

                  (iii) GHX shall have received a certificate executed by the
            Chief Executive Officer and Chief Financial Officer of the Stockholder, in their capacities as such, confirming that the conditions set forth in Sections 6(b)(i) and 6(b)(ii) have been satisfied; and

                  (iv) All of the conditions set forth in Section 6 of the
            Merger Agreement (except for Section 6.8) shall have been satisfied or waived by GHX.

         7. Miscellaneous.

                  (a) Binding Effect; Benefits. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns. Except as specifically provided in Section 7(l), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and their respective successors and permitted assigns) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Except as set forth in Section 7(j), no party shall have liability for any breach of any representation or warranty contained herein, except for any willful or intentional breach thereof.

                  (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Stockholder and GHX.

                  (c) Definitions. For purposes of this Agreement:

                      "Encumbrance" shall mean any lien, pledge, charge,
            mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) except for: (i) liens or other imperfections of title that would not be reasonably likely to, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of GHX; (ii) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (iii) zoning, building or other similar government restrictions; (iv) easements, covenants, rights of way or other similar restrictions with respect to real property;
            (v) vendor's liens not exceeding the unpaid purchase price of the encumbered asset; (vi) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (vii) non-exclusive licenses entered into in the ordinary course of business; (viii) liens securing indebtedness that are reflected on the GHX Balance Sheet; and (ix) liens, pledges, charges, mortgages, security interests or encumbrances arising under the Financing.

                      "GHX Disclosure Schedule" shall mean the GHX Disclosure
            Schedule and exhibits thereto that has been delivered by GHX to the Stockholder upon the execution of this Agreement.

                      "GHX Associate" shall mean any current officer, director,
            or other employee of GHX.

                      "GHX IP" shall mean: (a) all Intellectual Property Rights
            with respect to which GHX or any of its Subsidiaries has (or purports to have) an ownership interest, and (b) all Intellectual Property Rights licensed or sublicensed to GHX or any of its Subsidiaries by any Person.

                      "GHX Owned IP" shall mean all GHX IP with respect to
            which GHX or any of its Subsidiaries has (or purports to have) an ownership interest.

                      "GHX Product" shall mean any product or service
            developed, manufactured, marketed, distributed, provided, leased, licensed or sold, directly or indirectly, by or on behalf of GHX that is material to the business of GHX as currently conducted, and accounted for at least 5% of GHX's revenues for the fiscal year ending December 31, 2004.

                      "GHX Registered IP" shall mean any GHX Owned IP that is
            Registered IP.

                      "GHX Source Code" shall mean any source code, or any
            portion, aspect or segment of any source code, which is material to any GHX Product.

                      "Intellectual Property Rights" shall mean all rights of
            the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights or other rights with respect to designations of origin and similar rights and the goodwill of GHX or any of its Subsidiaries symbolized thereby; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above; and (g) all rights and remedies against infringement, misappropriation or other violation thereof.

                      "Material Adverse Effect" shall mean any adverse event,
            condition, effect, change, event, development or circumstance (each, an "Effect") that, individually or when considered together with all other Effects, would reasonably be expected to have a material adverse effect on: (a) the business, condition (financial or otherwise) or results of operations of GHX and its Subsidiaries taken as a whole; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which GHX or its customers participate or the U.S. or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on GHX and its Subsidiaries, taken as a whole; (ii) Effects resulting from the announcement (or pre-announcement disclosure), or pendency of the Merger and the Contemplated Transactions (including any cancellation of or delays in customer orders, any reduction in sales, any disruption in distributor, reseller, supplier, partner or similar relationships or any loss of employees); (iii) any failure by GHX to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in and of themselves (it being understood that the Effects giving rise or contributing to the failure to meet such projections, forecasts or predictions may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (iv) any action or litigation against GHX, the Company, the Stockholder or University HealthSystem Consortium relating to or arising from allegations of breach of fiduciary duty relating to the Company or GHX entering into this Agreement or the Merger Agreement or disclosure violations in the securities filings made in connection with the Merger; (v) Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement or the Merger Agreement, including actions taken pursuant to Section 5.6 of the Merger Agreement; (vi) changes in applicable Legal Requirements or GAAP; or (vii) any Company Material Adverse Effect or (b) other than an Effect resulting from a Company Material Adverse Effect, the ability of GHX to consummate the Merger or the Exchange on or prior to the End Date or the Extended End Date, as applicable.

                  (d) Assignability. Neither this Agreement nor any party's
            rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other party shall be void and of no effect.

                  (e) Specific Performance. The parties hereto agree that
            irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.

                  (f) Governing Law; Jurisdiction; Waiver of Jury Trial. This
            Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof). In any action between the parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
            (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(f).

                  (g) Entire Agreement; Counterparts; Exchanges by Facsimile or
            Electronic Delivery. This Agreement and the other agreements, exhibits, schedules and disclosure schedules referred to herein (including the Revised Formation Agreement, and the Revised LLC Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed by facsimile and in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

                  (h) Severability. Any term or provision of this Agreement
            that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

                      (i) Waiver. Subject to Sections 7(i)(A) and 7(i)(B), at
            any time prior to the Exchange Closing, either party may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

                                    (A) No failure on the part of either party
                           to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                                    (B) Neither party shall be deemed to have
                           waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

                  (j) Survival of Representations and Warranties and
            Agreements; Indemnification. Except with respect to the representations and warranties contained in Section 4(f), which shall survive for a period of eighteen (18) months following the Exchange Closing, none of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Exchange Closing. This
            Section 7(j) shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Exchange Closing. GHX shall indemnify, defend and hold harmless the Stockholder and each of its Affiliates, officers, directors, employees, consultants and other Representatives from and against any and all damages, liabilities, claims, actions, suits, proceedings, costs, charges and expenses, including reasonable attorneys' fees, incurred or sustained by any of such persons as a result of or from any breach of any of the representations and warranties contained in Section 4(f).

                  (k) Termination. This Agreement shall terminate upon the
            earlier to occur of (i) the date of the termination of the Merger Agreement in accordance with its terms and (ii) an agreement of GHX and the Stockholder to terminate this Agreement. All representations, warranties, covenants and agreements set forth herein shall terminate and have no further force or effect as of the termination of this Agreement pursuant to this Section 7(k). Notwithstanding the foregoing, Sections 5(d), 5(e) and 7 of this Agreement and the Confidentiality Agreement, and the covenants and agreements set forth herein and therein, shall survive the termination of this Agreement and no party shall be relieved from any liability (y) by reason of such termination, for a breach by such party of this Agreement prior to such termination or (z) for any willful or intentional breach of any covenant, obligation, representation or warranty contained in this Agreement.

                  (l) Third Party Beneficiary. The Company is a third party
            beneficiary of this Agreement with the right to enforce the provisions hereof.

                  (m) GHX Disclosure Schedule. The GHX Disclosure Schedule
            shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 4.

                  (n) Notices. All notices, requests, demands and other
            communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent designated for overnight delivery by nationally recognized overnight air courier (such as DHL or Federal Express), two business days after mailing; (b) if sent by facsimile transmission before 5:00 p.m., when transmitted and receipt is confirmed; (c) if sent by facsimile transmission after 5:00 p.m. and receipt is confirmed, on the following business day; and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as either party shall provide by like notice to the other party to this
            Agreement:

            if to GHX:

                      Global Healthcare Exchange, LLC
                      Suite 400
                      11000 Westmoor Circle
                      Westminster, CO  80021
                      Attn: Chief Executive Officer and Chief Financial Officer
                      Facsimile:  (720) 887-7233

            with a copy (which shall not constitute notice) to:

                      Sidley Austin Brown & Wood LLP
                      Bank One Plaza
                      10 South Dearborn Street
                      Chicago, IL  60603
                      Attention:  Frederick C. Lowinger
                      Carol M. Lind
                      Facsimile:  (312) 853-7036


            if to the Stockholder:

                      VHA Inc.
                      220 East Las Colinas Boulevard
                      Irving, Texas  75039-5500
                      Attn:  Chief Financial Officer
                      Facsimile:  972-830-0524

            with copies (which shall not constitute notice) to:

                      Skadden, Arps, Slate, Meagher & Flom LLP
                      Four Times Square
                      New York, New York  10036-6522
                      Attn:  Nancy A. Lieberman, Esq.
                      Facsimile:  212-735-2000

                  (o)   Construction.

                        (A) For purposes of this Agreement, whenever the
                  context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                        (B) The parties hereto agree that any rule of
                  construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                        (C) As used in this Agreement, the words "include" and
                  "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                        (D) Except as otherwise indicated, all references in
                  this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

                        (E) The headings contained in this Agreement are for
                  convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.


                                   * * * * *

         IN WITNESS WHEREOF, GHX and the Stockholder have executed this Agreement as of the date first above written.

                                         GLOBAL HEALTHCARE EXCHANGE, LLC


                                         By:    /s/ Michael Mahoney
                                             -------------------------------
                                         Name:  Michael Mahoney
                                         Title: Chief Executive Officer


                                         VHA INC.


                                         By:    /s/ Stuart B. Baker
                                             -------------------------------
                                         Name:  Stuart B. Baker
                                         Title: Executive Vice President